                                                                   EXHIBIT 99(B)

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                              FITZGERALD, GEORGIA


                       CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1996 AND 1995 AND
                       REPORT OF INDEPENDENT ACCOUNTANTS

                     COLONY BANKCORP, INC. AND SUBSIDIARIES


                                    CONTENTS


Report of Independent Accountants...........................  1

Consolidated Balance Sheets.................................  2

Consolidated Statements of Operations.......................  4

Consolidated Statements of Changes in Stockholders' Equity..  5

Consolidated Statements of Cash Flows.......................  6

Notes to Consolidated Financial Statements..................  7

    [Letterhead of McNair, McLemore, Middlebrooks & Co., LLP appears here]


                                February 4, 1997



                       REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors and Stockholders
Colony Bankcorp, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of COLONY BANKCORP, INC. AND SUBSIDIARIES as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 1996 and 1995 and the results of operations and cash flows for each of the years then ended in conformity with generally accepted accounting principles.



                         /s/ [signature appears here]

                         McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

                      COLONY BANKCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31


                                      ASSETS

                                                      1996           1995
                                                 ------------   ------------

CASH AND BALANCES DUE FROM DEPOSITORY
 INSTITUTIONS                                    $ 13,443,751   $ 10,342,284


FEDERAL FUNDS SOLD                                 22,740,000     25,125,000


INVESTMENT SECURITIES (AGGREGATE FAIR
 VALUE OF $63,327,921 AND $51,453,951
 AS OF DECEMBER 31, 1996 AND 1995,
 RESPECTIVELY)                                     63,377,592     51,559,650


LOANS                                             206,875,747    200,878,039
 Allowance for Loan Losses                         (4,434,867)    (4,051,243)
 Unearned Interest and Fees                           (12,549)       (40,740)
                                                 ------------   ------------
                                                  202,428,331    196,786,056


PREMISES AND EQUIPMENT                              6,952,634      6,263,987


OTHER REAL ESTATE                                   2,802,806      2,001,221


OTHER ASSETS                                        7,795,108      7,167,430
                                                 ------------   ------------


TOTAL ASSETS                                     $319,540,222   $299,245,628
                                                 ============   ============



The accompanying notes are an integral part of these balance sheets.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31


                     LIABILITIES AND STOCKHOLDERS' EQUITY


                                                 1996             1995
                                              ------------   ------------

DEPOSITS
  Noninterest-Bearing                         $ 28,723,436   $ 27,858,380
  Interest-Bearing                             256,952,789    243,787,737
                                              ------------   ------------

                                               285,676,225    271,646,117

BORROWED MONEY
  Federal Funds Purchased                          160,000              -
  Other Borrowed Money                           5,495,870      2,504,468
                                              ------------   ------------

                                                 5,655,870      2,504,468

OTHER LIABILITIES                                2,617,098      2,027,260

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common Stock, Par Value $10 a Share;
   Authorized 5,000,000 Shares,
   Issued 1,448,842 Shares as of
    December 31, 1996 and 1995                  14,488,420     14,488,420
  Paid-In Capital                                1,137,424      1,137,424
  Retained Earnings                             10,144,118      7,609,740
  Net Unrealized Loss on Securities
   Available for Sale, Net of Tax
   Benefit of $3,195 in 1996 and $15,634
   in 1995                                        (178,933)      (167,801)
                                               -----------   ------------

                                                25,591,029     23,067,783
                                              ------------   ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $319,540,222   $299,245,628
                                              ============   ============




The accompanying notes are an integral part of these balance sheets.



                                COLONY BANKCORP, INC. AND SUBSIDIARIES
                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                    FOR THE YEARS ENDED DECEMBER 31

                                                               1996                          1995
                                                        ----------------             -----------------
INTEREST INCOME
  Loans, Including Fees                                      $22,371,529                 $  22,048,570
  Federal Funds Sold                                             863,648                       602,877
  Deposits with Other Banks                                        8,742                        45,516
  Investment Securities
    U. S. Treasury                                                48,024                        96,835
    U. S. Government Agencies                                  2,817,365                     2,499,886
    State, County and Municipal                                  318,497                       348,618
    Other Investments                                             73,622                             -
  Dividends on Other Investments                                  23,202                        96,878
                                                        ----------------             -----------------

                                                              26,524,629                    25,739,180
                                                        ----------------             -----------------
INTEREST EXPENSE
  Deposits                                                    12,847,850                    11,800,129
  Federal Funds Purchased                                         28,517                        36,533
  Other Borrowed Money                                           281,716                       303,021
                                                        ----------------             -----------------

                                                              13,158,083                    12,139,683
                                                        ----------------             -----------------

NET INTEREST INCOME                                           13,366,546                    13,599,497

  Provision for Loan Losses                                    2,194,595                     3,246,050
                                                        ----------------             -----------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES           11,171,951                    10,353,447
                                                        ----------------             -----------------

NONINTEREST INCOME
  Service Charges on Deposits                                  1,679,895                     1,591,913
  Other Service Charges, Commissions and Fees                    464,193                       154,314
  Securities Gains                                                41,140                        49,167
  Other                                                          463,861                       538,208
                                                        ----------------             -----------------

                                                               2,649,089                     2,333,602
                                                        ----------------             -----------------
NONINTEREST EXPENSES
  Salaries and Employee Benefits                               5,009,239                     4,628,285
  Occupancy and Equipment                                      1,185,489                     1,179,145
  Directors' Fees                                                335,875                       290,750
  FDIC Premiums                                                  274,636                       359,212
  Legal and Professional Fees                                    362,177                       406,976
  Other Real Estate Expense                                      288,377                       456,810
  Other                                                        2,113,039                     2,010,618
                                                        ----------------             -----------------

                                                               9,568,832                     9,331,796
                                                        ----------------             -----------------

INCOME BEFORE INCOME TAXES                                     4,252,208                     3,355,253

INCOME TAXES                                                   1,318,666                       983,128
                                                        ----------------             -----------------

NET INCOME                                                   $ 2,933,542                 $   2,372,125
                                                        ================             =================

NET INCOME PER SHARE OF COMMON STOCK                               $2.02                         $1.72
                                                        ================             =================

WEIGHTED AVERAGE SHARES OUTSTANDING                            1,448,842                     1,379,112
                                                        ================             =================

The accompanying notes are an integral part of these statements.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                                 NET
                                                                                             UNREALIZED
                                                                                             GAIN (LOSS)
                                  SHARES       COMMON          PAID-IN         RETAINED     ON SECURITIES
                                OUTSTANDING     STOCK          CAPITAL         EARNINGS       AVAILABLE
                                                                                              FOR SALE        TOTAL
                                -----------  -----------   -------------      ----------     -----------   -----------
BALANCE, JANUARY 1, 1995, AS        608,055  $ 6,080,550     $ 1,447,798      $10,432,847    $(1,211,516)  $16,749,679
 PREVIOUSLY REPORTED
  Adjustment in Connection
  with Pooling of Interests         157,732    1,577,320          20,176          276,685       (169,636)    1,704,545
                                -----------  -----------   -------------      -----------    -----------   -----------

BALANCE, JANUARY 1, 1995, AS
 RESTATED                           765,787    7,657,870       1,467,974       10,709,532     (1,381,152)   18,454,224
  Equity Transfer                                              5,000,000       (5,000,000)                           -
  Issuance of Common Stock           75,000      750,000         750,000                                     1,500,000
  100 Percent Stock Split           608,055    6,080,550      (6,080,550)                                            -
  Net Unrealized Gain on
   Securities Available
    for Sale, Net of Tax                                                                       1,213,351     1,213,351
  Dividends Paid                                                                 (471,917)                    (471,917)
  Net Income                                                                    2,372,125                    2,372,125
                                -----------  -----------   -------------      -----------    -----------   -----------

BALANCE, DECEMBER 31, 1995        1,448,842   14,488,420       1,137,424        7,609,740       (167,801)   23,067,783
  Net Unrealized Loss on
   Securities Available for
   Sale, Net of Tax                                                                              (11,132)      (11,132)
  Dividends Paid                                                                 (399,164)                    (399,164)
  Net Income                                                                    2,933,542                    2,933,542
                                ------------  ----------   -------------      -----------    -----------   -----------

BALANCE, DECEMBER 31, 1996        1,448,842  $14,488,420     $ 1,137,424      $10,144,118    $  (178,933)  $25,591,029
                                ===========  ===========   =============      ===========    ===========   ===========

The accompanying notes are an integral part of these statements.



                         COLONY BANKCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                             FOR THE YEARS ENDED DECEMBER 31

                                                                 1996           1995
                                                           --------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                                 $  2,933,542   $  2,372,125
  Adjustments to Reconcile Net Income to Net
    Cash Provided from Operating Activities
      Depreciation                                                561,314        592,641
      Amortization and Accretion                                  155,951        109,305
      Provision for Loan Losses                                 2,194,595      3,246,050
      Deferred Income Taxes                                      (179,896)       (78,772)
      Securities Gains                                            (41,140)       (49,167)
      (Gain) Loss on Sale of Equipment                            (19,521)        51,734
      Loss on Sale of Other Real Estate and Repossessions          50,149        250,314
      Other Real Estate Writedown                                  21,440              -
      CHANGE IN
        Interest Receivable                                       159,991       (422,070)
        Prepaid Expenses                                          (88,840)       (48,354)
        Interest Payable                                          100,413        369,608
        Accrued Expenses and Accounts Payable                     302,664       (116,418)
        Other                                                    (393,873)        13,379
                                                           --------------   ------------

                                                                5,756,789      6,290,375
                                                           --------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Interest-Bearing Deposits in Other Banks                       (792,000)     1,783,000
  Purchase of Investment Securities
    Available for Sale                                        (33,797,492)   (10,397,162)
  Proceeds from Sale of Investment Securities
    Available for Sale                                          4,010,848      8,758,525
  Proceeds from Maturities, Calls and Paydowns
    of Investment Securities
      Available for Sale                                       17,753,150      4,667,539
      Held to Maturity                                            153,372        654,291
  Proceeds from Sale of Equipment                                  65,198         55,862
  Loans to Customers                                           (9,626,783)   (20,748,449)
  Purchase of Premises and Equipment                           (1,295,639)      (499,313)
  Other Real Estate                                               955,081        954,242
  Cash Surrender Value of Life Insurance                          (40,402)       387,967
                                                           --------------   ------------

                                                              (22,614,667)   (14,383,498)
                                                           --------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Interest-Bearing Customer Deposits                           13,165,052     27,285,204
  Noninterest-Bearing Customer Deposits                           865,055       (392,250)
  Proceeds from Long-Term Borrowing                               826,269              -
  Dividends Paid                                                 (399,164)      (471,917)
  Federal Funds Purchased                                       2,000,000       (760,000)
  Note to Federal Home Loan Bank                                1,000,000        200,000
  Principal Payments on Notes and Debentures                     (674,867)      (474,866)
  Proceeds from Issuance of Common Stock                                -      1,500,000
                                                           --------------   ------------

                                                               16,782,345     26,886,171
                                                           --------------   ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              (75,533)    18,793,048

CASH AND CASH EQUIVALENTS, BEGINNING                           35,368,284     16,575,236
                                                           --------------   ------------

CASH AND CASH EQUIVALENTS, ENDING                            $ 35,292,751   $ 35,368,284
                                                           ==============   ============

The accompanying notes are an integral part of these statements.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Colony Bankcorp, Inc. is a multi-bank holding company located in Fitzgerald, Georgia. The consolidated financial statements include the accounts of Colony Bankcorp, Inc. and its wholly-owned subsidiaries, The Bank of Fitzgerald, Fitzgerald, Georgia; Ashburn Bank, Ashburn, Georgia; The Bank of Worth, Sylvester, Georgia; The Bank of Dodge County, Eastman, Georgia; Community Bank of Wilcox, Pitts, Georgia; Broxton State Bank, Broxton, Georgia; and Colony Management Services, Inc., Fitzgerald, Georgia (the Banks). All significant intercompany accounts have been eliminated in consolidation. The accounting and reporting policies of Colony Bankcorp, Inc. conform to generally accepted accounting principles and practices utilized in the commercial banking industry. The following is a description of the more significant of those policies.

BASIS OF PRESENTATION

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

INVESTMENT SECURITIES

The Company records investment securities under Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under the provisions of SFAS No. 115, the Company must classify its securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Company has the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are measured at fair value with unrealized gains and losses reported net of deferred taxes as a separate component of stockholders' equity. Fair value represents an approximation of realizable value as of December 31, 1996 and 1995. Realized and unrealized gains and losses are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

LOANS

Loans are generally reported at principal amount less unearned interest and fees. On January 1, 1995, the Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 120 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans. Generally, interest payments received on impaired loans are applied to principal. Upon receipt of all loan principal, additional interest payments are recognized as interest income on the cash basis.

Other nonaccrual loans are loans for which payments of principal and interest are considered doubtful of collection under original terms but collateral values equal or exceed outstanding principal and interest.

Colony Bankcorp, Inc.'s loans consist of commercial, financial and agricultural loans, real estate mortgage loans and consumer loans primarily to individuals and entities located throughout central and south Georgia. Accordingly, the ultimate collectibility of the loans is largely dependent upon economic conditions in the central and south Georgia area.

ALLOWANCE FOR LOAN LOSSES

The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

PREMISES AND EQUIPMENT

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:


       DESCRIPTION         LIFE IN YEARS       METHOD
----------------------  ------------------  ---------------

Banking Premises                   15-40  Straight-Line and
                                             Accelerated

Furniture and Equipment             5-10  Straight-Line and
                                             Accelerated

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

CASH FLOWS

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold. Cash flows from demand deposits, NOW accounts, savings accounts, loans and certificates of deposit are reported net.

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the experience method for tax purposes). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

OTHER REAL ESTATE

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses. Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other losses.

(2)  CASH AND BALANCES DUE FROM DEPOSITORY INSTITUTIONS

Components of cash and balances due from depository institutions are as follows as of December 31:


                                                    1996         1995
                                               -------------  -----------

Cash on Hand and Cash Items                      $ 3,692,074  $ 3,477,640
Noninterest-Bearing Deposits with Other Banks      8,860,677    6,765,644
Interest-Bearing Deposits with Other Banks           891,000       99,000
                                               -------------  -----------

                                                 $13,443,751  $10,342,284
                                               =============  ===========

(3)  INVESTMENT SECURITIES

Investment securities as of December 31, 1996 are summarized as follows:


                                                GROSS        GROSS
                                  AMORTIZED   UNREALIZED  UNREALIZED      FAIR
                                    COST        GAINS       LOSSES        VALUE
                               ------------- -----------  ----------   -----------

SECURITIES AVAILABLE FOR SALE

U.S. Treasury                    $   499,382               $      (6)  $   499,376
U.S. Government Agencies
  Mortgage Backed                 16,366,676    $ 78,077     (94,219)   16,350,534
  Other                           35,702,287      31,737     (69,554)   35,664,470
State, County and Municipal        5,383,462      86,185     (22,823)    5,446,824
The Banker's Bank Stock               50,000                                50,000
Federal Home Loan Bank Stock         483,000                               483,000
Marketable Equity Securities       1,130,021                (185,136)      944,885
                                 -----------    --------   ---------   -----------

                                 $59,614,828    $195,999   $(371,738)  $59,439,089
                                 ===========    ========   =========   ===========

SECURITIES HELD TO MATURITY

U.S. Government Agencies         $ 2,148,659               $ (16,312)  $ 2,132,347
State, County and Municipal        1,789,844    $  2,597     (35,956)    1,756,485
                                 -----------    --------   ---------   -----------

                                 $ 3,938,503    $  2,597   $ (52,268)  $ 3,888,832
                                 ===========    ========   =========   ===========

The amortized cost and fair value of investment securities as of December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                      SECURITIES
                                                     -------------------------------------------------------------------------------
                                                             AVAILABLE FOR SALE                               HELD TO MATURITY
                                                     ------------------------------------              -----------------------------


                                                      AMORTIZED                  FAIR                   AMORTIZED           FAIR
                                                        COST                     VALUE                    COST              VALUE
                                                     -----------              -----------              ----------        -----------
Due in One Year or Less                              $ 7,431,815              $ 7,355,645              $  645,000        $   642,308

Due After One Year Through Five Years                 32,012,580               32,099,930               2,774,913          2,750,413

Due After Five Years Through Ten Years                 1,523,481                1,530,840

Due After Ten Years                                      617,255                  624,255                 518,590            496,111
                                                     -----------              -----------              ----------        -----------

                                                      41,585,131               41,610,670               3,938,503          3,888,832


Federal Home Loan Bank Stock                             483,000                  483,000

The Banker's Bank Stock                                   50,000                   50,000

Marketable Equity Securities                           1,130,021                  944,885

Mortgage Backed Securities                            16,366,676               16,350,534
                                                     ------------             ------------
                                                     $59,614,828              $59,439,089              $3,938,503        $ 3,888,832
                                                     ===========              ===========              ==========        ===========


Investment securities as of December 31, 1995 are summarized as follows:

                                                                                 GROSS                   GROSS
                                                      AMORTIZED               UNREALIZED               UNREALIZED           FAIR
                                                        COST                     GAINS                   LOSSES             VALUE
                                                   -------------              -----------              ----------        -----------

SECURITIES AVAILABLE FOR SALE

U.S. Treasury                                        $   988,704              $     3,796                                $   992,500

U.S. Government Agencies
  Mortgage Backed                                     22,209,705                   81,559              $ (255,095)        22,036,169

  Other                                               17,842,272                   87,879                 (42,877)        17,887,274

State, County and Municipal                            5,046,946                   96,094                 (18,553)         5,124,487

The Banker's Bank Stock                                   50,000                                                              50,000

Federal Home Loan Bank Stock                             249,800                                                             249,800

Marketable Equity Securities                           1,279,680                    1,213                (137,452)         1,143,441
                                                     -----------              -----------              ----------        -----------

                                                     $47,667,107              $   270,541              $ (453,977)       $47,483,671
                                                     ===========              ===========              ==========        ===========


SECURITIES HELD TO MATURITY

U.S. Government Agencies                             $ 2,149,888                                       $  (23,434)       $ 2,126,454

State, County and Municipal                            1,926,091                                          (82,265)         1,843,826
                                                     -----------              -----------              ----------        -----------

                                                     $ 4,075,979              $         -              $ (105,699)       $ 3,970,280
                                                     ===========              ===========              ==========        ===========



Proceeds from sales of investments available for sale were $4,010,848 in 1996 and $8,758,525 in 1995. Gross realized gains totaled $41,140 and $49,167 in 1996 and 1995, respectively.

Investment securities having a carrying value approximating $27,618,000 and $29,632,000 as of December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes.


(4)  LOANS

The composition of loans as of December 31 are:
                                                      1996          1995
                                                   ------------  ------------

Commercial, Financial and Agricultural             $ 38,775,940  $ 34,458,773
Real Estate-Construction                                881,000       526,016
Real Estate-Farmland                                 25,769,419    23,680,501
Real Estate-Other                                    88,895,963    95,966,779
Installment Loans to Individuals                     44,608,274    38,865,019
All Other Loans                                       7,945,151     7,380,951
                                                   ------------  ------------

                                                   $206,875,747  $200,878,039
                                                   ============  ============

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency. Nonaccrual loans totaled $7,395,598 and $5,228,900 as of December 31, 1996 and 1995,
respectively. Foregone interest on nonaccrual loans approximated $693,000 in 1996 and $462,400 in 1995.

Effective January 1, 1995, Colony Bankcorp, Inc. recognized impaired loans as nonaccrual loans delinquent in excess of 120 days for which collateral values were insufficient to recover outstanding principal and interest under original loan terms. Impaired loan data as of December 31 and for the years then ended follows:

                                                         1996          1995
                                                     -------------------------

Total Investment in Impaired Loans                   $ 1,350,985   $   517,138

Less Allowance for Impaired Loan Losses                 (419,490)      (38,696)
                                                     -----------   -----------

Net Investment, December 31                          $   931,495   $   478,442
                                                     ===========   ===========

Average Investment during the Year                     1,361,810   $   517,160
                                                     ===========   ===========

Income Recognized during the Year                    $   110,381   $     3,219
                                                     ===========   ===========

Income Collected during the Year                     $   110,381   $         -
                                                     ===========   ===========

(5)  ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

                                                      1996          1995
                                                   -----------   -----------

BALANCE, BEGINNING                                 $ 4,051,243   $ 3,178,811

  Provision Charged to Operating Expenses            2,194,595     3,246,050
  Loans Charged Off                                 (2,817,098)   (2,906,937)
  Loan Recoveries                                    1,006,127       533,319
                                                   -----------   -----------

BALANCE, ENDING                                    $ 4,434,867   $ 4,051,243
                                                   ===========   ===========

The allowances for loan losses presented above include allowances for impaired loan losses which were established as of January 1, 1995. Transactions in the allowance for impaired loan losses during 1996 and 1995 were as follows:



                                                1996       1995
                                              --------    -------

BALANCE, BEGINNING                            $ 38,696    $26,895

  Provision Charged to Operating Expenses      382,716     11,801
  Loans Charged Off                             (1,922)         -
  Loan Recoveries                                    -          -
                                              --------    -------

BALANCE, ENDING                               $419,490    $38,696
                                              ========    =======

(6)  PREMISES AND EQUIPMENT

Premises and equipment are comprised of the following as of December 31:


                                         1996          1995
                                     -----------   -----------

Land                                 $   972,647   $   908,746
Building                               5,601,368     5,255,627
Furniture, Fixtures and Equipment      5,150,076     4,790,972
Leasehold Improvements                    30,705        17,332
                                     -----------   -----------

                                      11,754,796    10,972,677
Accumulated Depreciation              (4,802,162)   (4,708,690)
                                     -----------   -----------

                                     $ 6,952,634   $ 6,263,987
                                     ===========   ===========

Depreciation charged to operations totaled $561,314 in 1996 and $592,641 in 1995.

In 1996, the Company began leasing a supermarket bank unit with a lease period of five years. Rent expense under this operating lease approximated $8,600 for the year ended December 31, 1996.

Future minimum lease payments to be paid as of December 31, 1996 are as follows:


 YEAR ENDING
 DECEMBER 31    AMOUNT
------------   --------

    1997       $ 39,600
    1998         39,600
    1999         39,600
    2000         39,600
    2001         33,000
             ----------

               $191,400
             ==========


(7)  INCOME TAXES

The Company records income taxes under SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The components of income tax expense for the years ended December 31 are as follows:


                                       1996         1995
                                    ----------   ----------

Current Federal Expense             $1,459,272   $1,069,811
Deferred Federal Benefit              (177,468)     (86,683)
                                    ----------   ----------

Federal Income Tax Expense           1,281,804      983,128
Current State Income Tax Expense        36,862            -
                                    ----------   ----------

                                    $1,318,666   $  983,128
                                    ==========   ==========


The federal income tax expense of $1,281,804 in 1996 and $983,128 in 1995 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are as follows:

                                                                 1996         1995
                                                              ---------    ----------
FEDERAL STATUTORY INCOME TAXES                                $1,445,751   $1,140,786
  Tax-Exempt Interest                                           (143,101)    (153,441)
  Interest Expense Disallowance                                   21,758       23,058
  Premiums on Officers' Life Insurance                           (12,976)     (19,688)
  Meal and Entertainment Disallowance                              3,358        2,551
  State Income Taxes                                             (29,023)           -
  Other                                                           (3,963)     (10,138)
                                                              ---------    ----------

ACTUAL INCOME TAXES                                           $1,281,804   $  983,128
                                                              ==========   ==========

Deferred taxes in the accompanying balance sheets as of December 31 include the following:

                                                                 1996         1995
                                                              ---------    ----------
DEFERRED TAX ASSETS
  Allowance for Loan Losses                                    $  511,382   $  325,691
  Deferred Compensation                                           133,488      119,233
  Other Real Estate                                                61,377       63,437
  Other                                                             4,633        6,965
                                                              ---------    ----------

                                                                  710,880      515,326
DEFERRED TAX LIABILITIES
  Premises and Equipment                                          (42,286)     (24,200)
                                                              ---------    ----------

                                                                  668,594      491,126
DEFERRED TAX ASSET ON UNREALIZED SECURITIES LOSSES                  3,195       15,634
                                                              ---------    ----------

                                                               $  671,789   $  506,760
                                                               ==========   ==========


(8)  DEPOSITS

Components of interest-bearing deposits as of December 31 are as follows:

                                 1996          1995
                             ------------  ------------

Interest-Bearing Demand      $ 55,296,693  $ 55,114,889
Savings                        11,724,296    10,953,278
Time, $100,000 and Over        54,138,600    50,192,129
Other Time                    135,793,200   127,527,441
                             ------------  ------------

                             $256,952,789  $243,787,737
                             ============  ============

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $45,356,000 and $41,432,000 as of December 31, 1996 and 1995, respectively.

As of December 31, 1996, the scheduled maturities of certificates of deposit are as follows:


YEAR                                                                        AMOUNT
----                                                                        ------

1997                                                                     $143,923,675
1998                                                                       31,621,624
1999                                                                        9,234,230
2000                                                                        3,278,993
2001 and Thereafter                                                         1,873,278
                                                                       --------------

                                                                         $189,931,800
                                                                       ==============


(9)  OTHER BORROWED MONEY

Other borrowed money is comprised of the following as of December 31:


                                                                            1996          1995
                                                                         ----------    ----------
Advance agreement with Federal Home Loan Bank of
 Atlanta, dated March 31, 1995, payable in full on December
 31, 1995.  Interest rate determined under the fixed rate credit program.  Effective interest rate of 6.86% as of December
 31, 1995.                                                              $         -    $  200,000

Debentures payable, due in annual payments of $266,867
 plus interest at variable rates, on November 1, 1996 through
 November 1, 1999, collateralized by 100% of the common
 stock of Ashburn Bank.  Effective interest rate of 8.0% as of
 December 31, 1996.                                                         800,601     1,067,468

Note payable, due in annual payments of $207,143 plus
 quarterly interest at variable rates, balance due December
 19, 1997.  Collateralized by 100% of the common stock of
 The Bank of Fitzgerald and 100% of the common stock of
 The Bank of Worth.  Effective interest rate of 8.75% as of
 December 31, 1996.                                                       1,029,000     1,237,000

Notes payable, due February 26, 1997 with interest at
 variable rates.  Collateralized by commercial real estate in downtown Fitzgerald, Georgia.  Effective interest rate of
 8.75% as of December 31, 1996.                                             291,269             -


                                                                             1996         1995
                                                                         ------------  ----------
Advance agreement with the Federal Home Loan Bank of
 Atlanta, dated December 30, 1996, payable in full on
 December 30, 1997.  Interest rate determined under the daily rate credit program.  Effective interest rate of 6.95% as of
 December 31, 1996.                                                      $  1,000,000  $        -
Advance agreement with the Federal Home Loan Bank of
 Atlanta, dated September 27, 1996, payable in full on
 September 27, 1997.  Interest rate determined under the
 daily rate credit program.  Effective interest rate of 6.95%
 as of December 31, 1996.                                                   2,000,000           -

Note payable, due June 13, 1997 with interest at variable
 rate, due quarterly beginning March 13, 1997.
 Collateralized by guaranty of Colony Bankcorp, Inc. in
 addition to all furniture, fixtures, equipment and software of
 Colony Management Services, Inc.  Effective interest rate of
 8.25% as of December 31, 1996.                                               375,000           -
                                                                         ------------  ----------

                                                                         $  5,495,870  $2,504,468
                                                                         ============  ==========



Maturities of borrowed money during the ensuing years are as follows:

YEAR                                                                        AMOUNT
----                                                                     ------------
1997                                                                     $  4,140,279
1998                                                                        1,088,724
1999                                                                          266,867
Thereafter                                                                          -
                                                                         ------------

                                                                         $  5,495,870
                                                                         ============


(10) PROFIT SHARING PLAN

The Company has a profit sharing plan that covers substantially all employees who meet certain age and service requirements. It is the Company's policy to make contributions to the plan as approved annually by the board of directors. The total provision for contributions to the plan was $233,467 for 1996 and $209,745 for 1995.

(11) COMMITMENTS AND CONTINGENCIES

In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the consolidated financial statements. The Bank had commitments under standby letters of credit to U.S. addressees approximating $3,128,000 as of December 31, 1996 and $3,591,000 as of December 31, 1995. Unfulfilled loan commitments as of December 31, 1996 and 1995 approximated $19,696,000 and $17,753,000, respectively. No losses are anticipated as a result of commitments and contingencies.


(12) DEFERRED COMPENSATION PLAN


The Banks have deferred compensation plans covering directors choosing to participate through individual deferred compensation contracts. In accordance with terms of the contracts, the Banks are committed to pay the directors deferred compensation over a period of 10 years, beginning at age 65. In the event of a director's death before age 65, payments are made to the director's named beneficiary over a period of 10 years, beginning on the first day of the month following the death of the director.

Liabilities accrued under the plan totaled $392,613 and $350,685 as of December 31, 1996 and 1995, respectively. Benefit payments under the contracts were $28,746 in 1996 and $29,991 in 1995. Provisions charged to operations totaled $70,400 in 1996 and $69,408 in 1995.


(13) INTEREST INCOME AND EXPENSE

Interest income of $322,536 and $339,945 from state, county and municipal bonds was exempt from regular income taxes in 1996 and 1995, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $2,761,374 and $2,846,050 for the years ended December 31, 1996 and 1995, respectively.


(14) SUPPLEMENTAL CASH FLOW INFORMATION

Cash payments for the following were made during the years ended December 31:

                                                                                                 1996          1995
                                                                                              -----------  -----------

Interest Expense                                                                              $13,056,999  $11,878,167
                                                                                              ===========  ===========

Income Taxes                                                                                  $ 1,246,399  $ 1,183,749
                                                                                              ===========  ===========

Noncash financing and investing activities for the years ended December 31 are as follows:

                                                                                                  1996         1995
                                                                                              -----------  -----------

Acquisitions of Real Estate Through Loan Foreclosures                                         $ 1,676,239  $ 1,047,224
                                                                                              ===========  ===========

100 Percent Stock Split Effected as Stock Dividend                                            $         -  $ 6,080,550
                                                                                              ===========  ===========


(15) RELATED PARTY TRANSACTIONS

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Bank was $6,692,036 as of December 31, 1996 and $9,154,589 as of December 31, 1995. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is shown below:


                                                  1996           1995
                                              ------------   -----------

BALANCE, BEGINNING                            $  9,154,589   $ 6,202,768
  New Loans                                     13,021,619     8,570,264
  Repayments                                   (16,038,215)   (5,618,443)
  Transactions Due to Changes in Directors         554,043             -
                                              ------------   -----------

BALANCE, ENDING                               $  6,692,036   $ 9,154,589
                                              ============   ===========


(16) FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Colony Bankcorp, Inc. and Subsidiaries' financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

CASH AND SHORT-TERM INVESTMENTS - For cash, due from banks, bank-owned deposits and federal funds sold, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES - Fair values for investment securities are based on quoted market prices.

LOANS - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

DEPOSIT LIABILITIES - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

STANDBY LETTERS OF CREDIT AND COMMITMENTS TO EXTEND CREDIT - Because standby letters of credit and commitments to extend credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company's financial instruments as of December 31 are as follows:

                                                      1996                    1995
                                             ---------------------- ----------------------
                                              CARRYING  ESTIMATED   Carrying     Estimated
                                               AMOUNT   FAIR VALUE   Amount      Fair Value
                                            ----------  ----------  --------   ------------
                                                             (in Thousands)
ASSETS
  Cash and Short-Term Investments             $ 36,184    $ 36,184  $ 35,467       $ 35,467
  Investment Securities Available for Sale      59,439      59,439    47,484         47,484
  Investment Securities Held to Maturity         3,939       3,889     4,076          3,970
  Loans                                        202,428     209,049   196,786        197,520

LIABILITIES
  Deposits                                     285,676     285,669   271,646        272,079
  Borrowed Money                                 5,656       5,656     2,504          2,504

UNRECOGNIZED FINANCIAL INSTRUMENTS
  Standby Letters of Credit                      3,128       3,128     3,591          3,591
  Commitments to Extend Credit                  19,696      19,696    17,753         17,753


Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.


(17) REGULATORY CAPITAL MATTERS

The amount of dividends payable to the parent company from the subsidiary banks is limited by various banking regulatory agencies. The amount of cash dividends available from subsidiaries for payment in 1997 without prior approval from the banking regulatory agencies approximates $1,562,000. Upon approval by regulatory authorities, the banks may pay cash dividends to the parent company in excess of regulatory limitations.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 1996, the Company meets all capital adequacy requirements to which it is subject and is classified as well
capitalized under the regulatory framework for prompt corrective action.   In
the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution's category.


                                                                                    TO BE WELL
                                                                                 CAPITALIZED UNDER
                                                       FOR CAPITAL               PROMPT CORRECTIVE
                                   ACTUAL            ADEQUACY PURPOSES           ACTION PROVISIONS
                           ---------------------  -------------------------   ----------------------
                               AMOUNT     RATIO      AMOUNT       RATIO        AMOUNT        RATIO
                           -----------  --------  -----------  -------------  ---------- -----------
AS OF DECEMBER 31, 1996

Total Capital
  to Risk-Weighted Assets    $27,835,044  12.21%  $18,237,539       8.00%    $22,796,924      10.00%
Tier I Capital
  to Risk-Weighted Assets     24,966,981  10.96%    9,112,037       4.00      13,668,055       6.00
Tier I Capital
  to Average Assets           24,966,981   7.65    13,054,631       4.00      16,318,288       5.00


AS OF DECEMBER 31, 1995

Total Capital
  to Risk-Weighted Assets     25,123,380  11.62    17,296,647       8.00      21,620,809      10.00
Tier I Capital
  to Risk-Weighted Assets     22,405,007  10.37     8,642,240       4.00      12,963,360       6.00
Tier I Capital
  to Average Assets           22,405,007   7.38    12,143,635       4.00      15,179,544       5.00


(18) FINANCIAL INFORMATION OF COLONY BANKCORP, INC. (PARENT ONLY)

The parent company's balance sheets as of December 31, 1996 and 1995 and the related statements of income and cash flows for the years then ended are as follows:



                            COLONY BANKCORP, INC. (PARENT ONLY)
                                       BALANCE SHEETS
                                        DECEMBER 31


                                           ASSETS

                                                                      1996          1995
                                                                  -----------   -----------

Cash                                                              $    60,916   $    92,565
Investment in Subsidiaries, at Equity                              26,915,009    25,012,364
Other                                                                 978,847       373,493
                                                                  -----------   -----------

TOTAL ASSETS                                                      $27,954,772   $25,478,422
                                                                  ===========   ===========


                     LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Dividends Payable                                               $   108,663   $    96,833
  Notes and Debentures Payable                                      2,120,870     2,304,468
  Other                                                               134,210         9,338
                                                                  -----------   -----------

                                                                    2,363,743     2,410,639
                                                                  -----------   -----------

STOCKHOLDERS' EQUITY
  Common Stock, Par Value $10; 5,000,000 Shares Authorized,
    1,448,842 Shares Issued and Outstanding as of December 31,
    1996 and 1995                                                  14,488,420    14,488,420
  Paid-In Capital                                                   1,137,424     1,137,424
  Retained Earnings                                                10,144,118     7,609,740
  Net Unrealized Loss on Securities Available for
    Sale, Net of Tax                                                 (178,933)     (167,801)
                                                                  -----------   -----------

TOTAL STOCKHOLDERS' EQUITY                                         25,591,029    23,067,783
                                                                  -----------   -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $27,954,772   $25,478,422
                                                                  ===========   ===========


                     COLONY BANKCORP, INC. (PARENT ONLY)
                             STATEMENTS OF INCOME
                       FOR THE YEARS ENDED DECEMBER 31

                                                           1996        1995
                                                        ----------  ----------

INCOME
  Dividends from Subsidiaries                           $1,400,000  $1,025,000
  Management Fees from Subsidiaries                        506,225     600,492
  Data Processing Fees                                     396,000           -
  Other                                                     17,140       9,874
                                                        ----------  ----------

                                                         2,319,365   1,635,366
                                                        ----------  ----------

EXPENSES
  Interest                                                 182,016     221,901
  Amortization                                              17,951      17,951
  Other                                                  1,248,270     772,039
                                                        ----------  ----------

                                                         1,448,237   1,011,891
                                                        ----------  ----------

INCOME BEFORE TAXES AND EQUITY IN UNDISTRIBUTED
  EARNINGS OF SUBSIDIARIES                                 871,128     623,475

    Income Tax Benefits                                    149,138     120,040
                                                        ----------  ----------

INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS
  OF SUBSIDIARIES                                        1,020,266     743,515

    Equity in Undistributed Earnings of Subsidiaries     1,913,276   1,628,610
                                                        ----------  ----------

NET INCOME                                              $2,933,542  $2,372,125
                                                        ==========  ==========


                       COLONY BANKCORP, INC. (PARENT ONLY)
                             STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED DECEMBER 31


                                                            1996          1995
                                                        -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                            $ 2,933,542   $ 2,372,125
  Adjustments to Reconcile Net Income to Net Cash
    Provided from Operating Activities
      Depreciation and Amortization                          42,611        32,664
      Equity in Undistributed Earnings of Subsidiary     (1,913,276)   (1,628,610)
      Other                                                (167,813)      (49,441)
                                                        -----------   -----------

                                                            895,064       726,738
                                                        -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital Infusion in Subsidiary                               (500)   (1,350,000)
  Purchases of Premises and Equipment                      (343,451)       (6,801)
                                                        -----------   -----------

                                                           (343,951)   (1,356,801)
                                                        -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends Paid                                           (399,164)     (370,457)
  Proceeds from Issuance of Common Stock                          -     1,500,000
  Principal Payments on Notes and Debentures               (474,867)     (474,866)
  Proceeds from Notes and Debentures                        291,269             -
                                                        -----------   -----------

                                                           (582,762)      654,677
                                                        -----------   -----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            (31,649)       24,614

CASH AND CASH EQUIVALENTS, BEGINNING                         92,565        67,951
                                                        -----------   -----------

CASH AND CASH EQUIVALENTS, ENDING                       $    60,916   $    92,565
                                                        ===========   ===========


(19) COMMON STOCK SPLIT

On May 16, 1995, the board of directors approved a 100 percent stock split to be effected on July 1, 1995 in the form of a dividend to stockholders of record on June 30, 1995. Share and per share data for all periods presented in the accompanying consolidated financial statements and related notes have been retroactively restated to reflect the additional shares outstanding resulting from the stock split.

(20) BUSINESS COMBINATIONS

On November 30, 1996, the Company acquired Broxton State Bank in a business combination accounted for as a pooling of interests. Broxton State Bank became a wholly-owned subsidiary of the Company through the exchange of 157,732 shares of the Company's common stock for all of the outstanding stock of Broxton State Bank. The accompanying financial statements for 1996 are based on the assumption that the companies were combined for the full year, and financial statements of the prior year have been restated to give effect to the combination.

Summarized results of operations of the separate companies for the period from January 1, 1996 through November 30, 1996, the date of acquisition, are as follows:


                             COLONY BANKCORP, INC.
                               AND SUBSIDIARIES     BROXTON STATE BANK
                             ---------------------  ------------------

Net Interest Income            $11,302,001                $875,029
                               ===========               =========

Provision for Loan Losses           77,210                  25,000
                               ===========               =========

Noninterest Income                  23,829                 194,455
                               ===========               =========

Noninterest Expense                 55,474                 830,903
                               ===========               =========

Net Income                          96,845                 173,806
                               ===========               =========

The summarized assets and liabilities of the separate companies on November 30, 1996, the date of acquisition, were as follows:


                             COLONY BANKCORP, INC.
                               AND SUBSIDIARIES       BROXTON STATE BANK
                            ----------------------    ------------------

Cash and Due from Banks            $  37,202,098         $  1,070,820
Investment Securities                 53,356,287            8,463,744
Loans, Net                           189,391,798           12,311,331
Premises and Equipment                 5,939,136              577,568
Other Assets                          10,098,812              582,113
                                   -------------         ------------

                                     295,988,131           23,005,576
Deposits                            (266,221,662)         (20,596,034)
Other Liabilities                     (6,417,960)            (204,451)
                                   -------------         ------------

                                   $  23,348,509         $  2,205,091
                                   =============         ============

Following is a reconciliation of the amounts of net interest income and net income previously reported for 1995 with restated amounts:


                                               YEAR ENDED
                                              DECEMBER 31,
                                                  1995
                                             --------------
Net Interest Income and Other Income
Colony Bankcorp, Inc. and Subsidiaries,
  As Previously Reported                        $14,700,164
  Broxton State Bank                              1,232,935
                                                -----------

As Restated                                     $15,933,099
                                                ===========

Net Income
Colony Bankcorp, Inc. and Subsidiaries,
  As Previously Reported                        $ 2,140,520
  Broxton State Bank                                231,605
                                                -----------

As Restated                                     $ 2,372,125
                                                ===========


No significant intercompany transactions occurred between the Company and Broxton State Bank prior to the pooling of interests that would affect prior operations. There was no change in accounting policies or reporting periods as a result of the pooling of interests.


(21) RECLASSIFICATIONS

Certain reclassifications have been made in the 1995 financial statements to conform to the 1996 presentation.